Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Retains Investment Banking Firm Ladenburg Thalmann

LONDON, ONTARIO--(MARKET WIRE)--June 7, 2007 -- Stellar Pharmaceuticals Inc., (CDNX:SLX.) (OTC BB:SLXCF) ("Stellar" or the “Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced it has retained investment banking firm Ladenburg Thalmann & Co. Inc. the principal operating subsidiary of Ladenburg Thalmann Financial Services. (AMEX:LTS) ("Ladenburg") to advise and provide introductions, create strategic alliances, and advise on potential acquisition and licensing opportunities for new products.

Under the terms of this agreement Ladenburg will act as Stellar’s advisor in connection with providing introductions to United States companies for a strategic alliance regarding NeoVisc, providing introductions in connection with strategic alliances for Latin America distribution of NeoVisc, Uracyst and Uracyst Test Kit, and providing assistance with respect to new products for licensing or acquisition and the associated financing requirements.

Pursuant to the agreement, Ladenburg will receive a monthly fee as well as a 5% transaction fee with respect to any transaction consummated during the twelve month term of the Agreement, or within one year after the date of termination of the Agreement.  Other than the provision of services pursuant to the agreement, Ladenburg has no direct or indirect interest in the Company or its securities or any right to acquire an interest in the Company.

Peter Riehl, CEO of Stellar, stated, “We are delighted to have the expertise and centuries-old history of such a quality full service firm like Ladenburg, as our banking partner. We feel this is an appropriate time for this addition and we feel Ladenburg is best suited to meet the needs of the Company.

“We are very pleased to have been chosen for this assignment," said James S. Cassel, vice chairman, senior managing director and head of investment banking for Ladenburg Thalmann & Co. Inc. the principal operating subsidiary of Ladenburg Thalmann Financial Services. "We've been most impressed with Stellar's management and look forward to helping Stellar expand its markets and associations, and build upon its strong foundation."

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

About Ladenburg Thalmann Financial Services

Ladenburg, is a company based in Miami, Florida, that is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Miami and Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg provides corporate finance, asset management, brokerage, trading and research services, principally for middle market and emerging growth companies and high net worth individuals.

Options Granted to an Officer of the Company

The company also announced today that, subject to receipt of all necessary regulatory approvals, it has granted a total of 140,000 options to Stellar’s employees, including one officer of the corporation, their CFO. These options are exercisable at CN $0.69 per share, with an expiry date of June 30, 2010.  These options vest quarterly over an 18 month period following grant.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:

  Stellar Pharmaceuticals Inc.

     Peter Riehl

     President & CEO

     (800)639-0643 or (519)434-1540

     or

     Arnold Tenney

     (416) 587-3200